Exhibit 10.20.11

EXECUTION COPY

TRUST UNDER ROBERT E. RUBIN

EMPLOYMENT ARRANGEMENT

(a) This Agreement made this 2nd day of February, 2000, by and between Citigroup Inc. (“Company”) and The Northern Trust Company (“Trustee”);

(b) WHEREAS, Company and Robert E. Rubin (“Mr. Rubin”) have agreed to defer certain compensation payable to Mr. Rubin (the “Arrangement”) pursuant to a letter agreement between Company and Mr. Rubin, dated as of October 26, 1999, attached as Appendix A;

(c) WHEREAS, Company has incurred or expects to incur liability under the terms of such Arrangement with respect to Mr. Rubin;

(d) WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Mr. Rubin or his estate in such manner and at such time as specified in the Arrangement;

(e) WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Arrangement as an unfunded arrangement maintained for the purpose of providing deferred compensation for Mr. Rubin for purposes of Title 1 of the Employee Retirement Income Security Act of 1974; and

(f) WHEREAS, it is the intention of Company to make contributions to the Trust as required under the Arrangement;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1. Establishment of Trust.

(a) Promptly following the execution of this Trust Agreement, Company shall deposit with Trustee in trust $1,109,424.60, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)The Trust hereby established shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(d) The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Mr. Rubin, and, as and to the extent herein set forth, general creditors of Company. Mr. Rubin and his estate shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Arrangement and this Trust Agreement shall be mere unsecured contractual rights of Mr. Rubin and his estate against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) hereof.

(e) As required under the Arrangement and provided in this Trust Agreement, Company shall from time to time make additional deposits of cash in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Except as provided in the Arrangement or this Trust Agreement, neither Trustee nor Mr. Rubin or any beneficiary shall have any right to compel such additional deposits.

Section 2. Payments to Mr. Rubin and His Estate.

(a) Notwithstanding anything to the contrary in this Trust Agreement, subject to Section 3 hereof, upon the termination of Mr. Rubin’s employment with Company for any reason, whether voluntary or involuntary and including death or disability, or upon any failure of Company to comply with the provisions of the Arrangement or the Trust Agreement in any material respect, (any such termination or failure, a “Distribution Event”), Trustee shall immediately distribute to Mr. Rubin or, in the event of his death, his estate, and they shall be unequivocally entitled to receive the immediate distribution of, all assets then held in trust hereunder with Trustee; provided that if such date of termination shall be December 31 of any year, such distribution shall be made on the first business day of the following year. Except as specifically provided herein relative to Insolvency, the rights of Mr. Rubin or his estate to distribution of the entire trust fund upon a Distribution Event or as provided in Section 2(b) hereof in connection with a Taxable Event, as defined in Section 2(b) hereof, and to receive payment of the Company Amount, as defined in the Arrangement, shall not be subject to any claims or defenses, including without limitation any claim of set-off, of any kind whatsoever, and Company shall take no action, or omit to take any action, that shall prevent Trustee from making any payment due to Mr. Rubin or his estate from the Trust.

(b) Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to any payment hereunder and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company, all pursuant to instructions of Company, consented to in writing by Mr. Rubin. To the extent any amount held in trust with Trustee is deemed taxable to Mr. Rubin under applicable law (a “Taxable Event”), Company shall immediately distribute such amount to Mr. Rubin.

(c) Company shall inform Trustee in writing of the occurrence of a Distribution Event or a Taxable Event. In any event, if Trustee receives written notice of a Distribution Event or a Taxable Event from either Company or Mr. Rubin, Trustee shall make the distribution required hereby and shall incur no liability to anyone whomsoever for making such distribution in connection with such Distribution Event or a Taxable Event. Trustee shall have no duty to inquire into the occurrence of a Distribution Event or a Taxable Event.

Section 3. Trustee Responsibility Regarding Payments to Mr. Rubin or His Estate When Company Is Insolvent.

(a) Trustee shall make no payment to Mr. Rubin or his estate if Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall make no payment to Mr. Rubin or his estate.

(2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3) If at any time Trustee has determined that Company is Insolvent, Trustee shall make no payment to Mr. Rubin or his estate and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Mr. Rubin or his estate to pursue their rights as general creditors of Company with respect to benefits due under the Arrangement or otherwise.

(c) To the extent there are sufficient assets, if pursuant to Sections 3(a) and 3(b) hereof Trustee refrains from making any payment due to Mr. Rubin or his estate from the Trust, and subsequently determines that Company is not Insolvent (or no longer Insolvent), then Trustee shall resume such payment (“Resumed Payment”). Such Resumed Payment shall be an amount equal to:

(1) the sum of (x) the entire Trust assets and (y) the aggregate amount of any distributions made from the Trust in connection with Company’s Insolvency (plus interest compounded monthly at the rate of 10% per annum on the amount described in this clause (y) for a period beginning on the date(s) of such distributions and ending on the date of the Resumed Payment), less

(2) the aggregate amount of any payments made to Mr. Rubin or his estate by Company in whole or partial satisfaction of the Company Amount (plus interest compounded monthly at the rate of 10% per annum on the amount described in this clause (2) for a period beginning on the date(s) of such satisfying payments and ending on the date of the Resumed Payment).

Company shall provide written notice to Trustee and Mr. Rubin or his estate of the amount(s) and date(s) of any payments made to Mr. Rubin or his estate by Company in whole or partial satisfaction of the Company Amount, and Trustee may conclusively rely on such notice, except to the extent that Mr. Rubin disagrees in writing with any such amount(s) or date(s) within 10 business days of receipt of such notice.

Section 4. Payments to Company. Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before payment of all amounts payable to Mr. Rubin and his estate pursuant to the terms of the Arrangement and the Trust Agreement.

Section 5. Investment Authority.

(a) Mr. Rubin may, at anytime, and from time to time, in his sole discretion, recommend in writing to Trustee (i) the categories of investments and the proportions thereof in which the assets constituting the Trust shall be invested and (ii) one or more investment managers to invest such assets. Trustee shall invest the assets constituting the Trust in a manager consistent with the recommendations, if any, made by Mr. Rubin under clause (i) above and may delegate to one or more investment managers selected by Trustee giving due regard to Mr. Rubin’s recommendations, if any, the power to make investment determinations (including without limitation determinations as to the acquisition, retention or disposition of any asset or assets, by purchase, sale or otherwise) in respect of such assets, which determinations shall be effectuated by Trustee except to the extent deemed by Trustee to be inconsistent with Trustee’s fiduciary duties.

(b) In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by Company, other than a de minimis amount held in common investment vehicles in which Trustee invests. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Mr. Rubin or his estate.

(c) Trustee is authorized to delegate to one or more investment managers pursuant to clause (a) above by an acknowledged instrument delivered to each of Company, Mr. Rubin and such investment managers, investment determinations with respect to any portion of the Trust assets. Trustee shall have no investment responsibilities with respect to any of the assets held in trust hereunder with Trustee which is the subject of such delegation of investment determinations to an investment manager, including without limitation no duty or responsibility to monitor the specific investments of such investment manager or to bring to the attention of such investment manager (or to any other person or entity), or to act upon, any adverse or favorable information which Trustee may possess or become aware of with respect to any of the investments of such investment manager, and Trustee shall not be liable to anyone whomsoever for any loss incurred by reason of any action or omission of any such investment manager (or any other person or entity).

Section 6. Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7. Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made. Within 45 days following the close of each calendar year and within 45 days after the removal or resignation of Trustee, Trustee shall deliver to Company and Mr. Rubin a written account of the administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by Trustee, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8. Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to anyone whomsoever for any action taken pursuant to and in conformity with Section 5 hereof. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including without limitation attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments, except to the extent that such costs, expenses or liabilities arise directly from a breach by Trustee of responsibilities allocated to it by the terms of this Trust Agreement. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust and the Trust shall be reimbursed promptly with interest (compounded monthly at the rate of 10% per annum for a period beginning on the date(s) of such payments from the Trust and ending on the date of such reimbursement) by Company.

(c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of Trustee’s duties or obligations hereunder.

(d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist Trustee in performing any of Trustee’s duties or obligations hereunder.

(e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

Section 9. Compensation and Expenses of Trustee. Company shall pay all administrative and Trustee’s fees and expenses. If Company does not pay such fees and expenses in a reasonably timely manner, Trustee may obtain payment from the Trust and the Trust shall be reimbursed promptly with interest (compounded monthly at the rate of 10% per annum for a period beginning on the date(s) of such payments from the Trust and ending on the date of such reimbursement) by Company.

Section 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company (which notice shall be copied by Company and delivered promptly to Mr. Rubin), which shall be effective upon the appointment of a successor Trustee. Any individual acting as a trustee hereunder shall be deemed to be incapacitated if Company and Mr. Rubin shall receive a certificate signed by two (2) qualified physicians stating that such person is unable to act prudently and effectively with respect to financial matters because of accident, physical or mental illness, deterioration or injury or other similar cause, and such incapacity shall constitute the resignation of such trustee. Trustee may be removed by a written instrument delivered to Trustee signed by Company and consented to in writing by Mr. Rubin.

(b) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 15 days after receipt of notice of resignation, unless Company extends the time limit.

(c) If Trustee resigns or is removed, Steven M. Umin shall be the successor Trustee or if Steven M. Umin shall fail to accept such appointment or cease to act as Trustee, a successor Trustee shall be appointed promptly, in accordance with Section 11 hereof. If no such appointment has been made within 15 days, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11. Appointment of Successor.

(a) If each of Trustee and Steven M. Umin resigns or is removed in accordance with Section 10 hereof, or otherwise ceases or fails to act as Trustee, Company shall appoint as a successor Trustee an individual or an entity with trust powers who shall be selected by Mr. Rubin and Company jointly, as evidenced in writing; provided that such Trustee shall in all events be an independent third party (who would not be deemed to be a “related or subordinate party”, within the meaning of Section 672(b) of the Code, had Mr. Rubin been the grantor of such trust). The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 5, 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time of becoming the successor Trustee.

Section 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company and consented to in writing by Mr. Rubin. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Arrangement or shall make the Trust revocable. Trustee may rely on a certification from Company and Mr. Rubin that a proposed amendment does not conflict with the terms of the Arrangement.

(b) The Trust shall not terminate until the first to occur of its complete distribution to Mr. Rubin or his estate or the date, as certified by Company and Mr. Rubin (or his estate) to Trustee, on which Mr. Rubin and his estate are no longer entitled to any payment pursuant to the terms of the Arrangement and this Trust Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

Section 13. Miscellaneous.

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Mr. Rubin and his estate under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) In the event of Mr. Rubin’s death or incapacity, all of his rights hereunder may be exercised by his personal representative or the personal representative of his estate.

(d) This Trust Agreement shall be governed by and construed in accordance with the laws of New York.

Section 14. Effective Date. The effective date of this Trust Agreement shall be February 2, 2000.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the date first above written.

CITIGROUP INC.

By:	/s/ Charles O. Prince
Name:	Charles O. Prince
Title:	Co-General Counsel & Corporate Secretary

TRUSTEE: THE NORTHERN TRUST COMPANY

By:	/s/ Nancy Felton-Elkins
Name:	Nancy Felton-Elkins
Title:	Vice President